Change in Independent Registered Public Accounting Firm


The Board, with the approval and recommendation of the Audit Committee, selected Briggs, Bunting & Dougherty, LLP ("BBD") to replace Deloitte & Touche, LLP ("D&T"), as the Funds' independent registered public accounting firm for the Funds' fiscal year ended May 31, 2009. D&T resigned subsequent to the Board's approval of BBD. Throughout D&T's tenure, including the Funds two most recent fiscal periods, the Funds had no disagreements with D&T on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedures, and there were no reportable events of the kind described in Item 304(a)(1)(v) of Regulation S-K under the Securities Exchange Act of 1934. With respect to each Fund, D&T's audit opinions, including the past two fiscal periods, have not contained either an adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles. Further, there were no disagreements between the Funds and D&T on accounting principles, financial statement disclosure or audit scope, which, if not resolved to the satisfaction of D&T would have caused D&T to make reference to the disagreement in their report. During the last two fiscal years of the Funds, neither the Funds nor anyone on their behalf has consulted BBD on items concerning the application of accounting principles to a specified transaction (either completed or proposed) or the type of audit opinion that might be rendered on the Funds' financial statements, or concerning the subject of a disagreement of the kind described in Item 304(a)(1)(iv) of Regulation S-K or reportable events of the kind described in Item 304(a)(1)(v) of Regulation S-K.